SOUTHWEST REPORTS FIRST QUARTER 2020 RESULTS

DALLAS, TEXAS - April 28, 2020 - Southwest Airlines Co. (NYSE: LUV) (the "Company") today reported its first quarter 2020 results:

•	First quarter net loss of $94 million and $.18 net loss per diluted share

•	Excluding special items[1], net loss of $77 million and $.15 net loss per diluted share

•	First quarter operating revenues of $4.2 billion, down 17.8 percent year-over-year

•	Capital returns of $639 million to Shareholders through share repurchases and dividends during first quarter; dividends and share repurchase programs suspended until further notice

•	Return on invested capital (ROIC)[1] pre-tax of 18.1 percent for the 12 months ended March 31, 2020, or 14.3 percent on an after-tax basis

•
In April 2020, reached an agreement in principle with the U.S. Department of Treasury (the "U.S. Treasury") for proceeds of approximately $3.3 billion under the Payroll Support Program ("PSP") as part of the Coronavirus Aid, Relief, and Economic Security Act (CARES Act); consists of $2.3 billion in direct payroll support and $948 million in the form of an unsecured 10-year term loan; the Company is expected to issue warrants that enable the U.S. Treasury to purchase up to an aggregate of approximately 2.6 million shares of the Company's common stock

•
Since the beginning of 2020, bolstered cash on hand by $6.8 billion as of April 24, 2020, including $1.6 billion of PSP proceeds, or 50 percent; remaining $1.6 billion of PSP proceeds expected to be received by July 2020

Gary C. Kelly, Chairman of the Board and Chief Executive Officer, stated, "This is an unprecedented time for our Nation and the airline industry. In late February, we began experiencing a precipitous drop in passenger demand and bookings due to the novel coronavirus COVID-19 pandemic, resulting in a first quarter 2020 net loss. The U.S. economy has been at a standstill, and the current outlook for second quarter 2020 indicates no material improvement in air travel trends. Trip cancellations remain at unprecedented levels, though they have receded from their peak in March. As such, we have significantly reduced our published flight schedules through July 2020. In addition, we have taken swift action to significantly reduce cash burn. We have reduced named executive officer salaries and Board of Director cash retainer fees by 20 percent; suspended all hiring and non-contract salary increases; implemented voluntary time-off programs; canceled or deferred hundreds of capital spending projects; modified vendor and supplier payment terms; and cut all non-essential spending. These combined efforts, along with capacity reductions, are expected to result in more than $2 billion in reduced annual 2020 operating costs as well as more than $1 billion in reduced annual 2020 capital spending, compared with original plans. We will continue evaluating the need for further flight schedule adjustments, while planning to maintain service to all points in our domestic network through at least September 30, 2020.

"We applaud the work of our federal leaders, President Trump, Secretaries Mnuchin and Chao, and the entire United States Congress for recognizing the unprecedented health and economic crisis that our Nation is currently facing due to the pandemic, as well as the importance of airlines to the U.S. economy. The PSP under the CARES Act allows us to protect the jobs of the more than 60,000 Southwest Employees through September 30, 2020.

"We came into this year with significant financial strength and a fortress balance sheet, ending 2019 with cash and short-term investments of $4.1 billion and adjusted debt2 to average invested capital (leverage) of only 24 percent. We have quickly accessed capital to bolster our liquidity as we manage through the effects of the pandemic. Since the beginning of 2020, we have raised approximately $6.8 billion through $5.2 billion in debt financings and $1.6 billion in proceeds received from the PSP, thus far. As of April 24, 2020, we had cash and short-term investments of $9.3 billion, with leverage of 47 percent. We are currently the only U.S. airline with an investment-grade rating by all three rating agencies and remain focused on maintaining a strong balance sheet. Following recent debt transactions, we have unencumbered assets worth nearly $8 billion, including more than $6 billion in aircraft. We expect to receive the remainder of PSP proceeds, approximately $1.6 billion, over the next three months.

"I am extremely grateful to our People for their continued dedication to serve our Customers through an ever-changing environment. Since March 2019, our Employees have been doing a heroic job managing the challenges related to the grounding of the Boeing 737 MAX (MAX) aircraft. Based on The Boeing Company's recent communication on the MAX return to service date, we currently expect the MAX to be removed through the end of our published flight schedule date of October 30, 2020. In light of the current environment, we are in the process of revising our aircraft order book with Boeing and will continue partnering with Boeing on a sensible delivery schedule.

"Our Employees are taking great care of each other and our Customers. We have implemented enhanced aircraft cleaning procedures, and we are continuing to explore options to further protect the health and safety of our Employees and Customers. Our People have risen to the occasion, once again, approaching current challenges with Teamwork, bravery, and resolve. And, our magnificent, dedicated, and fearless health care professionals also deserve our deepest appreciation; as do essential personnel from first responders to truck drivers, from grocery store workers to frontline communication workers. We are proud of them all, and we remain committed to serving their communities and providing much-needed air travel to transport personnel and supplies.

"We entered this crisis prepared with the U.S. airline industry's strongest balance sheet and most successful business model. While the impact of the pandemic is unprecedented, we believe demand for air travel will rebound. And, we intend to emerge with ample liquidity and an unwavering focus on our enduring Purpose—to connect People to what is important in their lives through friendly, reliable, and low-cost air travel."

Revenue Results and Outlook
The Company's first quarter 2020 total operating revenues decreased 17.8 percent, year-over-year, to $4.2 billion, due primarily to the sharp decline in passenger demand and bookings beginning in late February, combined with an unprecedented level of close-in trip cancellations in March 2020, due to the pandemic. First quarter 2020 operating revenue per available seat mile (RASM, or unit revenues) was 11.98 cents, and decreased 11.8 percent, driven primarily by a load factor decrease of 13.3 points, offset slightly by a passenger revenue yield increase of 4.0 percent, all year-over-year. January and February 2020 unit revenues were in line with original expectations for first quarter year-over-year RASM growth in the range of 3.5 to 5.5 percent. With the sudden and severe drop-off in passenger demand caused by COVID-19 concerns, the load factor for March 2020 was only 46.6 percent, compared with 85.7 percent in March 2019, with a load factor of approximately 20 percent for the second half of March 2020.

The Company has continued to experience weak passenger demand and bookings in April 2020, and operating revenues are currently estimated to decrease, year-over-year, in the range of 90 to 95 percent; available seat miles (ASMs, or capacity) are estimated to decrease approximately 60 percent, year-over-year; and load factor is estimated to be approximately 6 percent. For May 2020, operating revenues are also currently estimated to decrease, year-over-year, in the range of 90 to 95 percent; capacity is estimated to decrease in the range of 60 to 70 percent, year-over-year; and load factor is estimated to be in the range of 5 to 10 percent. The revenue environment remains uncertain, and the Company is unable to reasonably estimate trends beyond May 2020.

Cost Performance and Outlook
First quarter 2020 total operating expenses decreased 6.5 percent, year-over-year, to $4.3 billion. Total operating expenses per available seat mile (CASM, or unit costs) increased 0.2 percent, compared with first quarter 2019.

First quarter 2020 economic fuel costs1 were $1.90 per gallon and included $24 million, or $.05 per gallon, in premium expense and no cash settlements from fuel derivative contracts, compared with $2.05 per gallon in first quarter 2019, which included $28 million, or $.06 per gallon, in premium expense and $.03 per gallon in favorable cash settlements from fuel derivative contracts. The recent market decline in fuel prices reduced the Company's first quarter 2020 fuel and oil expense by approximately $80 million compared with original projections in January 2020. The ongoing groundings of the Company's most fuel-efficient MAX aircraft continued to have a negative year-over-year impact on ASMs per gallon (fuel efficiency) in first quarter 2020. However, this negative impact on fuel efficiency was more than offset by flight cancellations and load factor decline in March 2020, due to the pandemic. The Company operated fewer of its oldest, least fuel-efficient 737-700 aircraft due to reduced capacity and, as a result, consumed fewer gallons per ASM in first quarter 2020. These factors, combined, resulted in a slight year-over-year improvement of 0.8 percent in fuel efficiency in first quarter 2020.

Based on the Company's existing fuel derivative contracts and market prices as of April 22, 2020, second quarter 2020 economic fuel costs are estimated to be in the range of $1.00 to $1.10 per gallon3, including $24 million, or $.12 per gallon, in premium expense and no cash settlements from fuel derivative contracts, compared with $2.13 per gallon in second quarter 2019, which included $28 million, or $.05 per gallon, in premium expense and $.06 per gallon in favorable cash settlements from fuel derivative contracts. As of April 22, 2020, the fair market value of the Company's fuel derivative contracts for the remainder of 2020 was an asset of approximately $3 million, and the fair market value of the fuel hedge portfolio settling in 2021 and beyond was an asset of approximately $81 million. Additional information regarding the Company's fuel derivative contracts is included in the accompanying tables.

Excluding fuel and oil expense, first quarter 2020 operating expenses decreased 4.3 percent, compared with first quarter 2019. No profitsharing expense was accrued in first quarter 2020 due to the Company's net loss, compared with a profitsharing accrual of $88 million in first quarter 2019. Excluding fuel and oil expense and profitsharing expense, first quarter 2020 operating expenses decreased 1.9 percent, and increased 5.1 percent on a unit basis, year-over-year. The majority of the year-over-year unit cost increase in first quarter 2020 was driven by lower capacity as a result of the ongoing MAX groundings. Additionally, the Company experienced year-over-year unit cost pressure in first quarter 2020 driven by capacity reductions in March 2020 due to the pandemic; however, the Company's proactive measures to reduce spending, combined with the decrease in its variable, flight-driven expenses, substantially offset the incremental unit cost pressure.

The Company expects continued year-over-year unit cost pressure in second quarter 2020, primarily due to its proactive capacity reductions due to the pandemic, as well as the ongoing MAX groundings. The Company is continuing its cost mitigation actions in second quarter 2020.

Other expenses in first quarter 2020 increased by $33 million, year-over-year, primarily due to a $24 million mark-to-market unrealized loss from interest rate swap agreements, which is excluded from the Company's non-GAAP results as a special item. Excluding special items, other expenses in first quarter 2020 increased by $7 million, year-over-year, due primarily to lower interest income as a result of lower interest rates and a decrease in capitalized interest associated with Boeing's halt of production of the Company's undelivered MAX aircraft.

Liquidity and Capital Deployment
As of March 31, 2020, the Company had approximately $5.5 billion in cash and short-term investments, including proceeds of $500 million of unsecured notes due 2030, issued February 10, 2020; $1.0 billion from a 364-day secured term loan, entered into March 12, 2020; and $1.0 billion drawn from the Company's revolving credit facility on March 16, 2020, which was subsequently secured. On March 30, 2020, the Company renegotiated its $1.0 billion 364-day term loan to add additional funds of approximately $2.3 billion, which were received on April 1, 2020. On April 24, 2020, the Company received another $350 million in funds pursuant to its approximately $417 million accordion provision as part of the 364-day term loan agreement. Since the beginning of 2020, the Company has bolstered cash on hand by $6.8 billion as of April 24, 2020, including $1.6 billion of PSP proceeds, with the remaining $1.6 billion of PSP proceeds expected to be received by July 2020.

Net cash used in operations during first quarter 2020 was $377 million and capital expenditures were $224 million, offset by $300 million of supplier proceeds. The Company has received an additional $128 million of supplier proceeds in April 2020. The majority of capital investment projects originally planned for this year have been canceled or deferred, and thus far, the Company has reduced its annual 2020 capital spending by more than $1 billion compared with original plans. The Company is in the process of working with Boeing to develop delivery and payment schedules for 2020 and 2021. The Company repaid approximately $78 million in debt and finance lease obligations during first quarter 2020, and expects to repay approximately $741 million in debt and finance lease obligations in the remainder of 2020. The Company currently estimates its average daily cash burn4 to be in the range of $30 million to $35 million in second quarter 2020, compared with its original expectations, prior to the pandemic, in the range of $60 million to $65 million. The Company is evaluating additional measures to further improve its cash burn.

During first quarter 2020, the Company returned $639 million to its Shareholders through the repurchase of $451 million of common stock and the payment of $188 million in dividends. In first quarter 2020, the Company launched a new accelerated share repurchase ("ASR") program by advancing $500 million to a third party financial institution in a privately negotiated transaction (the "first quarter 2020 ASR program"). The Company received 6.4 million shares of common stock pursuant to the first quarter 2020 ASR program, representing 75 percent of the shares originally expected to be repurchased under that ASR program. The third party financial institution exercised its early termination option for the first quarter 2020 ASR program on March 19, 2020, and the Company received $134 million in cash from the third party financial institution as a result of the termination. The Company also received an additional 0.9 million shares of common stock during February 2020 in final settlement of its $550 million fourth quarter 2019 ASR program, launched during fourth quarter 2019 and completed in February 2020. Additionally, the Company repurchased approximately 1.9 million shares during first quarter 2020 through $85 million in open market transactions. The Company has suspended dividends and share repurchase programs until further notice. The Company had $899 million remaining under its May 2019 $2.0 billion share repurchase authorization at the time of the program's suspension.

In April 2020, the Company reached an agreement in principle with the U.S. Treasury for proceeds of approximately $3.3 billion under the PSP as part of the CARES Act for which the Company expects to provide the U.S. Treasury consideration in the form of a promissory note representing a $948 million unsecured, low-interest, 10-year term loan (the "unsecured loan") and warrants to purchase up to an aggregate of 2.6 million shares of the Company's common stock, subject to adjustment by the U.S. Treasury in each case. Approximately $1.6 billion of expected proceeds, or 50 percent, have been received thus far, for which the Company provided consideration of a promissory note representing a $459 million unsecured loan. The unsecured loan may be repaid at any time prior to maturity, at par, and has an interest rate of 1.0 percent through year 5, and a rate consisting of the Secured Overnight Financing Rate plus 2.0 percent, thereafter. The Company also provided consideration of warrants to purchase up to 1.3 million shares of the Company's common stock to the U.S. Treasury and is expected to issue warrants to purchase approximately 1.3 million additional shares of the Company's common stock to the U.S. Treasury in conjunction with the balance of the PSP proceeds. The warrants have a 5-year term and an exercise price of $36.47 based on the Company's closing price on April 9, 2020. The warrants can be settled with the U.S. Treasury on a net basis, either in shares or cash at the Company’s discretion.

Pursuant to a separate secured loan program established under the CARES Act, the Company intends to apply for a secured loan with the U.S. Treasury in the estimated principal amount of approximately

$2.8 billion. The Company has not yet determined if it will ultimately participate in the secured loan program and is actively pursuing other options for additional liquidity.

Fleet and Capacity
The Company ended first quarter 2020 with 742 aircraft in its fleet. In response to capacity reductions due to the effects of the pandemic, the Company currently has approximately 350 aircraft in long-term storage or temporary parking. This is in addition to the Company's 34 MAX aircraft that were grounded as of March 13, 2019, to comply with the Federal Aviation Administration ("FAA") emergency order issued for all U.S. airlines to ground all MAX aircraft. The Company has not received any MAX aircraft deliveries since February 2019, and Boeing is not currently manufacturing or delivering new MAX aircraft. In light of the current environment, Boeing agreed to an arrangement allowing the Company to take delivery of no more than 48 aircraft through December 31, 2021. The Company is currently planning to take delivery of less than the 27 MAX aircraft previously expected from Boeing in 2020, and is evaluating the need to temporarily remove or retire additional aircraft from its fleet. Additional information regarding the Company's aircraft delivery schedule can be found in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020.

Upon a rescission of the FAA order to ground the MAX fleet, the Company will work closely with Boeing and the FAA to safely reintroduce the 34 MAX 8 aircraft currently in its fleet and estimates it will take the Company several months to comply with applicable FAA directives, including all necessary Pilot simulator training. Regulatory approval of MAX return to service is subject to Boeing's ongoing work with the FAA, who will determine the timing of MAX return to service. The Company offers no assurances that current estimations and timelines are correct. Any changes to current estimations could result in additional flight schedule adjustments and reductions beyond October 30, 2020, further delays in MAX aircraft deliveries, and additional financial damages. The Company continues to plan for multiple scenarios for its fleet and capacity plans.

The Company's first quarter 2020 ASMs decreased 6.7 percent, year-over-year, due primarily to the year-over-year capacity reduction of 17.1 percent in March 2020 related to the pandemic, as well as the MAX groundings. Due to the impact of the pandemic on passenger travel demand, the Company has significantly reduced capacity through July 2020, thus far, and currently estimates second quarter 2020 capacity to decrease at least 60 percent, year-over-year. The Company will continue to evaluate the need for further schedule adjustments.

Forward-Looking Guidance
Based on significant capacity reductions and shelter-in-place restrictions, the Company currently expects the effects of the pandemic to impact its second quarter 2020 financial performance much more significantly than in first quarter 2020. However, due to the uncertain severity and duration of the pandemic, including the impact on the economy, the Company is currently unable to reasonably estimate the future impact on specific operational and financial trends.

Awards and Recognitions

•	Named to FORTUNE's list of World's Most Admired Companies; Southwest was ranked #11

•	#1 Marketing Carrier in Customer Satisfaction per the U.S. Department of Transportation ("DOT") data[5]

•	Named Domestic Carrier of the Year by the Airforwarders Association for the 11th consecutive year

•	Recognized as a Top 50 Employer by Equal Opportunity Magazine

•	Named among Forbes' Best Employers for Diversity

•	Named as A Best Place To Work For LGBTQ Equality from the Human Rights Campaign Foundation

•	Named a 10 Best Readers Choice by USA Today for Best Economy Class, Best Cabin Crew, and Best Airline

•	Named the top domestic airline for customer service by the 2020 Elliot Readers' Choice Customer Service Awards

Corporate Social Responsibility Report
On April 21, 2020, the Company published its citizenship report—the 2019 Southwest Airlines One Report. Southwest is one of the most honored airlines in the world, known for a triple bottom line approach that contributes to the carrier's performance and productivity, the importance of its People and the communities they serve, and an overall commitment to efficiency and the planet. View the Company's One Report by visiting https://southwestonereport.com/.

Conference Call
The Company will discuss its first quarter 2020 results on a conference call at 11:30 a.m. Eastern Time today. To listen to a live broadcast of the conference call, please go to
http://www.southwestairlinesinvestorrelations.com.

1See Note Regarding Use of Non-GAAP Financial Measures for additional information on special items and ROIC. In addition, information regarding special items, ROIC, and economic results is included in the accompanying reconciliation tables.
2Adjusted debt is calculated as short-term and long-term debt including the average net present value of aircraft rentals related to operating leases.
3Based on the Company's existing fuel derivative contracts and market prices as of April 22, 2020, second quarter 2020 fuel costs per gallon on a GAAP and economic basis are both estimated to be in the range of $1.00 to $1.10. See Note Regarding Use of Non-GAAP Financial Measures.
4Average daily cash burn is calculated as the sum of cash outflows, capital expenditures, and debt service obligations; without impacts from cash sales, refunds, or proceeds from financing transactions and PSP.
5Source: Air Travel Consumer Reports. Rankings based on complaints filed with the DOT per 100,000 passengers served for January through December 2019. Southwest was 1st place among Operating and Marketing Carriers. An Operating Carrier can be an airline that only operates flights on behalf of another/larger carrier (i.e. Branded Codeshare Partner) or any airline that sells and flies under its own brand (a.k.a. Marketing Carrier).

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include, without limitation, statements related to (i) the Company’s expectations about future disbursements pursuant to the Payroll Support Program under the CARES Act; (ii) the Company’s financial position, outlook, expectations, strategies, and projected results of operations, including factors and assumptions underlying the Company’s projections, in particular the impacts of the COVID-19 pandemic; (iii) the Company’s network and capacity plans and expectations, including factors and assumptions underlying the Company's plans and expectations, in particular the impacts of the COVID-19 pandemic; (iv) the Company’s plans and expectations related to the return of the MAX to service; (v) the Company's plans and expectations regarding its fleet, its fleet order book, and its fleet delivery schedule, including factors and assumptions underlying the Company's plans and expectations, in particular the impacts of the COVID-19 pandemic and the MAX groundings; (vi) the Company's expectations about the rebound in air travel; (vii) the Company’s expectations with respect to liquidity (including its plans for the repayment of debt and finance lease obligations) and anticipated capital expenditures, and the factors underlying the Company’s projections; (viii) the Company’s expectations with respect to fuel costs and the Company’s related management of risk associated with changing jet fuel prices; and (ix) the Company's expectations with respect to the secured loan program under the CARES Act. These forward-looking statements are based on the Company's current intent, expectations, and projections and are not guarantees of future performance. Forward-looking statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) the U.S. Treasury’s right pursuant to the Payroll Support Program to amend the documents or require new or additional conditions of the payroll support in ways that may be materially adverse to the Company; (ii) the enactment or adoption of future laws, statutes, and regulations and interpretation or enforcement of current and future laws, statutes, and regulations that affect the terms or application of the Payroll Support Program documents and that may have a material adverse effect on the Company; (iii) the extent of the impact of the COVID-19 pandemic, including the duration, spread, severity, and any recurrence of the COVID-19 pandemic, the duration and scope of related government orders and restrictions, and the extent of the impact of the COVID-19 pandemic on overall demand for air travel and the Company’s access to capital; (iv) the impact of fears or actual outbreaks of infectious disease, economic conditions, governmental actions, extreme or severe weather and natural disasters, fears of terrorism or war, actions of competitors, fuel prices, consumer perception, and other factors beyond the Company's control, on consumer behavior and the Company's results of operations and business decisions, plans, strategies, and results; (v) the Company's dependence on Boeing and the Federal Aviation Administration with respect to the timing of the return of the 737 MAX to service and any related changes to the Company's operational and financial assumptions and decisions; (vi) the Company's dependence on Boeing with respect to the Company's fleet order book and delivery schedule; (vii) the Company’s dependence on other third parties, and the impact on the Company’s operations and results of operations of any third party delays or non-performance; (viii) the impact of fuel price changes, fuel price volatility, volatility of commodities used by the Company for hedging jet fuel, and any changes to the Company’s fuel hedging strategies and positions, on the Company's business plans and results of operations; (ix) the impact of labor matters on the Company’s results of operations, business decisions, plans, and strategies; and (x) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com

SW-QFS

Southwest Airlines Co.
Condensed Consolidated Statement of Income (Loss)
(in millions, except per share amounts)
(unaudited)

	Three months ended
	March 31,
	2020	2019	Percent Change
OPERATING REVENUES:
Passenger	$3,845	$4,745	(19.0)
Freight	39	42	(7.1)
Other	350	362	(3.3)
Total operating revenues	4,234	5,149	(17.8)

OPERATING EXPENSES:
Salaries, wages, and benefits	1,854	1,976	(6.2)
Fuel and oil	870	1,015	(14.3)
Maintenance materials and repairs	272	293	(7.2)
Landing fees and airport rentals	339	333	1.8
Depreciation and amortization	311	297	4.7
Other operating expenses	698	730	(4.4)
Total operating expenses	4,344	4,644	(6.5)

OPERATING INCOME (LOSS)	(110)	505	n.m.

OTHER EXPENSES (INCOME):
Interest expense	28	31	(9.7)
Capitalized interest	(5)	(9)	(44.4)
Interest income	(17)	(23)	(26.1)
Other (gains) losses, net	28	2	n.m.
Total other expenses (income)	34	1	n.m.

INCOME (LOSS) BEFORE INCOME TAXES	(144)	504	n.m.
PROVISION FOR INCOME TAXES	(50)	117	n.m.
NET INCOME (LOSS)	$(94)	$387	n.m.

NET INCOME (LOSS) PER SHARE:
Basic	$(0.18)	$0.70	n.m.
Diluted	$(0.18)	$0.70	n.m.

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	515	551	(6.5)
Diluted	515	552	(6.7)

Southwest Airlines Co.
Reconciliation of Reported Amounts to Non-GAAP Items (excluding special items)
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions, except per share amounts)(unaudited)

	Three months ended
	March 31,		Percent
	2020	2019	Change
Fuel and oil expense, as reported (a)	$870	$1,015
Deduct: Premium cost of fuel contracts	(24)	(28)
Add: Fuel hedge gains included in Fuel and oil expense, net	—	17
Fuel and oil expense, unhedged	$846	$1,004	(15.7)

Total operating expenses, as reported	$4,344	$4,644
Deduct: Fuel and oil expense, as reported	(870)	(1,015)
Operating expenses, excluding Fuel and oil expense	$3,474	$3,629	(4.3)
Deduct: Profitsharing expense	—	(88)
Operating expenses, excluding Fuel and oil expense and profitsharing	$3,474	$3,541	(1.9)

Other (gains) losses, net, as reported	$28	$2
Deduct: Mark-to-market impact from fuel contracts settling in future periods (b)	(2)	—
Deduct: Mark-to-market impact from interest rate swap agreements	(24)	—
Other (gains) losses, net, excluding special items	$2	$2	—

Net income (loss), as reported	$(94)	$387
Add: Mark-to-market impact from fuel contracts settling in future periods (b)	2	—
Add: Mark-to-market impact from interest rate swap agreements	24	—
Deduct: Net income (loss) tax impact of special items (c)	(9)	—
Net income (loss), excluding special items	$(77)	$387	n.m.

Net income (loss) per share, diluted, as reported	$(0.18)	$0.70
Add: Impact of special items	0.05	—
Deduct: Net income (loss) tax impact of special items (c)	(0.02)	—
Net income (loss) per share, diluted, excluding special items	$(0.15)	$0.70	n.m.
(a) There were no adjustments in either period presented resulting in a difference between the Company's GAAP (as reported) results and its economic Fuel and oil expense. See the Note Regarding the Use of Non–GAAP Financial Measures.
(b) Includes $2 million of losses that were reclassified from AOCI into Other (gains) losses, net.
(c) Tax amounts for each individual special item are calculated at the Company's effective rate for the applicable period and totaled in this line item.

Southwest Airlines Co.
Comparative Consolidated Operating Statistics
(unaudited)

Relevant comparative operating statistics for the three months ended March 31, 2020 and 2019 are included below. The Company provides these operating statistics because they are commonly used in the airline industry and, as such, allow readers to compare the Company’s performance against its results for the prior year period, as well as against the performance of the Company’s peers.

	Three months ended
	March 31,
	2020		2019		Change
Revenue passengers carried (000s)	24,748		31,296		(20.9)%
Enplaned passengers (000s)	29,779		37,813		(21.2)%
Revenue passenger miles (RPMs) (in millions) (a)	23,935		30,704		(22.0)%
Available seat miles (ASMs) (in millions) (b)	35,350		37,885		(6.7)%
Load factor (c)	67.7%		81.0%		(13.3) pts.
Average length of passenger haul (miles)	967		981		(1.4)%
Average aircraft stage length (miles)	737		751		(1.9)%
Trips flown	312,393		326,390		(4.3)%
Seats flown (000s) (d)	47,130		49,473		(4.7)%
Seats per trip (e)	150.9		151.6		(0.5)%
Average passenger fare	$155.37		$151.61		2.5%
Passenger revenue yield per RPM (cents) (f)	16.07		15.45		4.0%
RASM (cents) (g)	11.98		13.59		(11.8)%
PRASM (cents) (h)	10.88		12.52		(13.1)%
CASM (cents) (i)	12.29		12.26		0.2%
CASM, excluding Fuel and oil expense (cents)	9.83		9.58		2.6%
CASM, excluding Fuel and oil expense and profitsharing expense (cents)	9.83		9.35		5.1%
Fuel costs per gallon, including fuel tax (unhedged)	$1.85		$2.03		(8.9)%
Fuel costs per gallon, including fuel tax	$1.90		$2.05		(7.3)%
Fuel costs per gallon, including fuel tax (economic)	$1.90		$2.05		(7.3)%
Fuel consumed, in gallons (millions)	457		493		(7.3)%
Active fulltime equivalent Employees	60,922		59,436		2.5%
Aircraft at end of period	742	(j)(k)	753	(j)	(1.5)%
(a) A revenue passenger mile is one paying passenger flown one mile. Also referred to as "traffic," which is a measure of demand for a given period.
(b) An available seat mile is one seat (empty or full) flown one mile. Also referred to as "capacity," which is a measure of the space available to carry passengers in a given period.
(c) Revenue passenger miles divided by available seat miles.
(d) Seats flown is calculated using total number of seats available by aircraft type multiplied by the total trips flown by the same aircraft type during a particular period.
(e) Seats per trip is calculated by dividing seats flown by trips flown.
(f) Calculated as passenger revenue divided by revenue passenger miles. Also referred to as "yield," this is the average cost paid by a paying passenger to fly one mile, which is a measure of revenue production and fares.
(g) RASM (unit revenue) - Operating revenue yield per ASM, calculated as operating revenue divided by available seat miles. Also referred to as "operating unit revenues," this is a measure of operating revenue production based on the total available seat miles flown during a particular period.
(h) PRASM (Passenger unit revenue) - Passenger revenue yield per ASM, calculated as passenger revenue divided by available seat miles. Also referred to as “passenger unit revenues,” this is a measure of passenger revenue production based on the total available seat miles flown during a particular period.
(i) CASM (unit costs) - Operating expenses per ASM, calculated as operating expenses divided by available seat miles. Also referred to as "unit costs" or "cost per available seat mile," this is the average cost to fly an aircraft seat (empty or full) one mile, which is a measure of cost efficiencies.
(j) Included 34 Boeing MAX 737 aircraft in long term storage.
(k) Included 93 Boeing 737 Next Generation aircraft removed from active fleet and placed in long-term storage as of March 31, 2020.

Southwest Airlines Co.
Non-GAAP Return on Invested Capital (ROIC)
(See Note Regarding Use of Non-GAAP Financial Measures, and see note below)
(in millions)
(unaudited)

	Twelve months ended		Twelve months ended
	March 31, 2020		March 31, 2019
Operating income, as reported	$2,343		$3,094
Net impact from fuel contracts	—		(7)
Operating income, non-GAAP	$2,343		$3,087
Net adjustment for aircraft leases (a)	134		102
Adjusted operating income, non-GAAP (A)	$2,477		$3,189

Non-GAAP tax rate (B)	21.4%	(d)	22.1%	(e)

Net operating profit after-tax, NOPAT (A* (1-B) = C)	$1,947		$2,486

Debt, including finance leases (b)	$3,412		$3,422
Equity (b)	9,714		9,883
Net present value of aircraft operating leases (b)	492		566
Average invested capital	$13,618		$13,871
Equity adjustment for hedge accounting (c)	42		(169)
Adjusted average invested capital (D)	$13,660		$13,702

Non-GAAP ROIC, pre-tax (A/D)	18.1%		23.3%

Non-GAAP ROIC, after-tax (C/D)	14.3%		18.1%

(a) Net adjustment related to presumption that all aircraft in fleet are owned (i.e., the impact of eliminating aircraft rent expense and replacing with estimated depreciation expense for those same aircraft). The Company makes this adjustment to enhance comparability to other entities that have different capital structures by utilizing alternative financing decisions.
(b) Calculated as an average of the five most recent quarter end balances or remaining obligations. The Net present value of aircraft operating leases represents the assumption that all aircraft in the Company’s fleet are owned, as it reflects the remaining contractual commitments discounted at the Company's estimated incremental borrowing rate as of the time each individual lease was signed.
(c) The Equity adjustment for hedge accounting in the denominator adjusts for the cumulative impacts, in Accumulated other comprehensive income and Retained earnings, of gains and/or losses associated with hedge accounting related to fuel hedge derivatives that will settle in future periods. The current period impact of these gains and/or losses is reflected in the Net impact from fuel contracts in the numerator.
(d) The GAAP twelve month rolling tax rate as of March 31, 2020, was 21.3 percent, and the Non-GAAP twelve month rolling tax rate was 21.4 percent. Utilizing either rate would have resulted in the same Non-GAAP ROIC, after-tax, for the twelve months ended March 31, 2020. See Note Regarding Use of Non-GAAP Financial Measures for additional information.
(e) The GAAP twelve month rolling tax rate as of March 31, 2019, was 22.1 percent, and the Non-GAAP twelve month rolling tax rate was also 22.1 percent. See Note Regarding Use of Non-GAAP Financial Measures for additional information.

Southwest Airlines Co.
Condensed Consolidated Balance Sheet
(in millions)
(unaudited)

	March 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$3,940	$2,548
Short-term investments	1,605	1,524
Accounts and other receivables	709	1,086
Inventories of parts and supplies, at cost	518	529
Prepaid expenses and other current assets	256	287
Total current assets	7,028	5,974
Property and equipment, at cost:
Flight equipment	21,580	21,629
Ground property and equipment	5,818	5,672
Deposits on flight equipment purchase contracts	305	248
Assets constructed for others	198	164
	27,901	27,713
Less allowance for depreciation and amortization	10,912	10,688
	16,989	17,025
Goodwill	970	970
Operating lease right-of-use assets	1,278	1,349
Other assets	620	577
	$26,885	$25,895
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,043	$1,574
Accrued liabilities	1,037	1,749
Current operating lease liabilities	330	353
Air traffic liability	5,036	4,457
Current maturities of long-term debt	2,795	819
Total current liabilities	10,241	8,952

Long-term debt less current maturities	2,288	1,846
Air traffic liability - noncurrent	1,175	1,053
Deferred income taxes	2,278	2,364
Construction obligation	198	164
Noncurrent operating lease liabilities	936	978
Other noncurrent liabilities	694	706
Stockholders' equity:
Common stock	808	808
Capital in excess of par value	1,582	1,581
Retained earnings	17,757	17,945
Accumulated other comprehensive loss	(186)	(61)
Treasury stock, at cost	(10,886)	(10,441)
Total stockholders' equity	9,075	9,832
	$26,885	$25,895

Southwest Airlines Co.
Condensed Consolidated Statement of Cash Flows
(in millions)
(unaudited)

	Three months ended March 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(94)	$387
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	311	297
Unrealized/realized (gain) loss on fuel derivative instruments	2	—
Deferred income taxes	(49)	13
Changes in certain assets and liabilities:
Accounts and other receivables	183	(222)
Other assets	58	29
Accounts payable and accrued liabilities	(1,291)	(257)
Air traffic liability	701	944
Other liabilities	(132)	(69)
Cash collateral received from (provided to) derivative counterparties	(5)	15
Other, net	(61)	(32)
Net cash provided by (used in) operating activities	(377)	1,105

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(224)	(160)
Supplier proceeds	300	—
Purchases of short-term investments	(1,029)	(251)
Proceeds from sales of short-term and other investments	948	575
Net cash provided by (used in) investing activities	(5)	164

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	500	—
Proceeds from revolving credit facility	1,000	—
Proceeds from term loan credit facility	1,000	—
Proceeds from Employee stock plans	11	10
Payments of long-term debt and finance lease obligations	(78)	(99)
Payments of cash dividends	(188)	(178)
Repurchase of common stock	(451)	(500)
Other, net	(20)	(12)
Net cash provided by (used in) financing activities	1,774	(779)

NET CHANGE IN CASH AND CASH EQUIVALENTS	1,392	490

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	2,548	1,854

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$3,940	$2,344

Southwest Airlines Co.
Fuel Derivative Contracts
As of April 22, 2020

Estimated economic fuel price per gallon, including taxes and fuel hedging premiums (e)
Average Brent Crude Oil price per barrel	Second Quarter 2020 (c)	Full Year 2020 (d)
$15	$.80 - $.90	$.85 - $.95
$20	$.90 - $1.00	$.95 - $1.05
Current Market (a)	$1.00 - $1.10	$1.20 - $1.30
$30	$1.10 - $1.20	$1.15 - $1.25
$40	$1.25 - $1.35	$1.35 - $1.45
$50	$1.50 - $1.60	$1.55 - $1.65
Estimated fuel hedging premium expense per gallon (b)	$.12	$.05 - $.10
Estimated premium costs (b)	$24 million	$97 million

Period	Maximum percent of estimated fuel consumption covered by fuel derivative contracts at varying WTI/Brent Crude Oil, Heating Oil, and Gulf Coast Jet Fuel-equivalent price levels
2020	(f)
2021	55%
2022	37%
Beyond 2022	20%

(a) Brent crude oil average market prices as of April 22, 2020, were approximately $26 and $35 per barrel for second quarter 2020 and full year 2020, respectively.
(b) Fuel hedging premium expense per gallon is included in the Company's estimated economic fuel price per gallon estimates above. The Company's fuel hedging premium expense remains unchanged since the Company's previous update on February 3, 2020.
(c) Based on the Company's existing fuel derivative contracts and market prices as of April 22, 2020, second quarter 2020 GAAP and economic fuel costs are estimated to be in the $1.00 to $1.10 per gallon range, including fuel hedging premium expense of approximately $24 million, or $.12 per gallon, and no cash settlements from fuel derivative contracts. See Note Regarding Use of Non-GAAP Financial Measures.
(d) Based on the Company's existing fuel derivative contracts and market prices as of April 22, 2020, annual 2020 GAAP and economic fuel costs are estimated to be in the $1.20 to $1.30 per gallon range, including fuel hedging premium expense of approximately $97 million, ranging from $.05 to $.10 per gallon depending on available seat miles, and no cash settlements from fuel derivative contracts. See Note Regarding Use of Non-GAAP Financial Measures.
(e) The Company's current fuel derivative contracts contain a combination of instruments based in West Texas Intermediate and Brent crude oil; however, the economic fuel price per gallon sensitivities provided assume the relationship between Brent crude oil and refined products based on market prices as of April 22, 2020.
(f) The Company's fuel hedging portfolio remains unchanged since the Company's previous update on February 3, 2020. Due to uncertainty regarding available seat mile plans for 2020, the Company is not providing an estimate for the percent of fuel consumption covered by derivative contracts. The prior disclosure on February 3, 2020, was 59 percent.

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES
The Company's unaudited Condensed Consolidated Financial Statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). These GAAP financial statements may include (i) unrealized noncash adjustments and reclassifications, which can be significant, as a result of accounting requirements and elections made under accounting pronouncements relating to derivative instruments and hedging and (ii) other charges and benefits the Company believes are unusual and/or infrequent in nature and thus may make comparisons to its prior or future performance difficult.
As a result, the Company also provides financial information in this release that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. The Company provides supplemental non-GAAP financial information (also referred to as "excluding special items"), including results that it refers to as "economic," which the Company's management utilizes to evaluate its ongoing financial performance and the Company believes provides additional insight to investors as supplemental information to its GAAP results. The non-GAAP measures provided that relate to the Company’s performance on an economic fuel cost basis include Fuel and oil expense, unhedged; Other (gains) losses, net, excluding special items; Net income (loss), excluding special items; Net income (loss) per share, diluted, excluding special items; Operating expenses per ASM, excluding Fuel and oil expense and profitsharing (cents); Operating Income, non-GAAP; Adjusted operating income, non-GAAP; and twelve month rolling income tax rate, non-GAAP.

The Company's economic Fuel and oil expense results differ from GAAP results in that they only include the actual cash settlements from fuel hedge contracts - all reflected within Fuel and oil expense in the period of settlement. Thus, Fuel and oil expense on an economic basis has historically been utilized by the Company, as well as some of the other airlines that utilize fuel hedging, as it reflects the Company’s actual net cash outlays for fuel during the applicable period, inclusive of settled fuel derivative contracts. Any net premium costs paid related to option contracts that are designated as hedges are reflected as a component of Fuel and oil expense, for both GAAP and non-GAAP (including economic) purposes in the period of contract settlement. The Company believes these economic results provide further insight on the impact of the Company's fuel hedges on its operating performance and liquidity since they exclude the unrealized, noncash adjustments and reclassifications that are recorded in GAAP results in accordance with accounting guidance relating to derivative instruments, and they reflect all cash settlements related to fuel derivative contracts within Fuel and oil expense. This enables the Company's management, as well as investors and analysts, to consistently assess the Company's operating performance on a year-over-year or quarter-over-quarter basis after considering all efforts in place to manage fuel expense. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations, and not all companies calculate the measures in the same manner. As a result, the aforementioned measures, as presented, may not be directly comparable to similarly titled measures presented by other companies.

Further information on (i) the Company's fuel hedging program, (ii) the requirements of accounting for derivative instruments, and (iii) the causes of hedge ineffectiveness and/or mark-to-market gains or losses from derivative instruments is included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019.
The Company’s GAAP results in the applicable periods may include other charges or benefits that are also deemed "special items," that the Company believes make its results difficult to compare to prior periods, anticipated future periods, or industry trends. Financial measures identified as non-GAAP (or as excluding special items) have been adjusted to exclude special items. For the periods presented, in addition to the items discussed above, special items include a $24 million unrealized loss recorded to Other (gains) and losses, net in the unaudited Condensed Consolidated Statement of Comprehensive Income (Loss), related to nine forward-starting interest rate swap agreements. During first quarter 2020, the interest rate swap agreements, which were related to nine 737 MAX 8 aircraft leases (with deliveries originally scheduled between June 2020 and September 2020), were de-designated due to the scheduled delivery range no longer being probable, resulting in the mark-to-market changes being recorded to earnings.

Because management believes special items can distort the trends associated with the Company’s ongoing performance as an airline, the Company believes that evaluation of its financial performance can be enhanced by a supplemental presentation of results that exclude the impact of special items in order to enhance consistency and comparativeness with results in prior periods that do not include such items and as a basis for evaluating operating results in future periods. The following measures are often provided, excluding special items, and utilized by the Company’s management, analysts, and investors to enhance comparability of year-over-year results, as well as to industry trends: Other (gains) losses, net, excluding special items; Net income (loss), excluding special items; Net income (loss) per share, diluted, excluding special items; Operating expenses per ASM, excluding Fuel and oil expense and profitsharing (cents); Operating Income, non-GAAP; Adjusted operating income, non-GAAP; and twelve month rolling income tax rate, non-GAAP.

The Company has also provided its calculation of return on invested capital, which is a measure of financial performance used by management to evaluate its investment returns on capital. Return on invested capital is not a substitute for financial results as reported in accordance with GAAP, and should not be utilized in place of such GAAP results. Although return on invested capital is not a measure defined by GAAP, it is calculated by the Company, in part, using non-GAAP financial measures. Those non-GAAP financial measures are utilized for the same reasons as those noted above for Net income, non-GAAP and Operating income, non-GAAP. The comparable GAAP measures include charges or benefits that are deemed “special items” that the Company believes make its results difficult to compare to prior periods, anticipated future periods, or industry trends, and the Company’s profitability targets and estimates, both internally and externally, are based on non-GAAP results since in the vast majority of cases the “special items” cannot be reliably predicted or estimated. The Company believes non-GAAP return on invested capital is a meaningful measure because it quantifies the Company's effectiveness in generating returns relative to the capital it has invested in its business. Although return on invested capital is commonly used as a measure of capital efficiency, definitions of return on invested capital differ; therefore, the Company is providing an explanation of its calculation for non-GAAP return on invested capital in the accompanying reconciliation, in order to allow investors to compare and contrast its calculation to the calculations provided by other companies.